UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2020

CURE PHARMACEUTICAL HOLDING CORP.
(Exact name of registrant as specified in its charter)

Delaware	333-204857	37-1765151
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1620 Beacon Place

Oxnard, California 93033

(Address of principal executive offices) (Zip Code)

(805) 824-0410

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective October 23, 2020, the Board of Directors (“the Board”) of Cure Pharmaceutical Holding Corp., a Delaware corporation (the “Company”), appointed Nancy Duitch as a new member of the Board pursuant to the Agreement and Plan of Merger and Reorganization, dated as of September 23, 2020 (the “Merger Agreement”), by and among the Company, Cure Labs, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), The Sera Labs, Inc., a Delaware corporation (“Sera Labs”) and Nancy Duitch, in her capacity as the security holders representative. The Merger Agreement provides for the acquisition of Sera Labs by the Company through the merger of Merger Sub with and into Sera Labs, with Sera Labs surviving as a wholly owned subsidiary of the Company (the “Merger”). In connection with the execution and delivery of the Merger Agreement, the Company, among other things, agreed to appoint Ms. Duitch to the Board following the closing of the Merger. As previously disclosed on Form 8-K filed by the Company with the Securities and Exchange Commission on October 5, 2020 (the “Merger 8-K”), as a condition to closing the Merger, the Company entered into an employment agreement (the “Employment Agreement”) with Ms. Duitch as Chief Strategy Officer-Wellness of the Company, and as Chief Executive Officer of Sera Labs. Under the Employment Agreement, Ms. Duitch shall receive a base salary at a rate of $250,000 per annum. In addition, Ms. Duitch shall be eligible to participate in any and all employee and health benefit plans.

The above description is only a summary of certain terms and is qualified in its entirety by the full text of the Merger Agreement and Employment Agreement, both of which were filed with the Merger 8-K.

Ms. Duitch, 65, has over 30 years’ experience as an entrepreneur and leader in the consumer products industry. Ms. Duitch currently serves as Chief Executive Officer of Sera Labs and as Chief Strategy Officer-Wellness of the Company. From 2014 to 2018, Ms. Duitch served as Chief Executive Officer of a marketing agency, Vision Works, and from 2015 to 2017, she served as Managing Member at Advanced Legacy Technology, a company specializing in anti-aging skincare. Ms. Duitch has founded and developed several diverse businesses from start-up to public company level, and she has executed state-of-the-art campaigns generating over $3 billion in revenue for some of the most well-loved consumer brands. Her creativity, ability to develop talent, and effective utilization of multi-channel strategy for optimal ROI has consistently positioned Ms. Duitch as an industry leader. Sera Labs was created to expand products in the health, wellness, and beauty sectors, and has redefined these sectors with innovation and technology that incorporates exceptional ingredients, including CBD. Sera Labs develops high-quality products that use science-backed, proprietary formulations and its more than 20 products are sold under the brand names Sera Labs™, SeraRelief™ and SeraTopical™. Ms. Duitch is also passionate about, and heavily involved in, several philanthropic activities supporting children in need. After losing two siblings to sudden cardiac death when they were in their twenties, Ms. Duitch and her mother embarked on a mission to educate and raise awareness and resources to help fight sudden death in children and young adults. In 1995 they founded the Cardiac & Arrhythmia Research & Education Foundation (C.A.R.E.) which continues to play a critical role in supporting thousands of patients and their families. Ms. Duitch received her undergraduate degree from Temple University.

No family relationships exist between Ms. Duitch and any directors of the Company.

Additionally, except as described above, there are no arrangements between Ms. Duitch and any other person pursuant to which he was selected as a director or officer, nor are there any transactions to which the Company is or was a participant and in which Ms. Duitch has a material interest subject to disclosure as a related party transaction under Item 404(a) of Regulation S-K under the Securities Act of 1933, as amended.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CURE PHARMACEUTICAL HOLDING CORP.

Dated: October 29, 2020	By:	/s/ Robert Davidson
Robert Davidson
Chief Executive Officer

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